Exhibit p.18

TrailStone Commodity Trading US LLC

Code of Ethics for managing client business

Last updated: August 2020

Reviewed & approved by:
Name	Department	Date
John Prosser	Compliance	20/08/2020
Steven Banks	Legal	20/08/2020
Marc Evans	Operations	20/08/2020
John Redpath	Management	20/08/2020

Contents

1	INTRODUCTION	3

2	DEFINITIONS	3

3	DUTY TO REPORT VIOLATIONS OF THIS CODE, SANCTIONS AND ACKNOWLEDGEMENT	4

4	GENERAL PROHIBITIONS	4

5	GENERAL STANDARD OF CONDUCT	5

6	CONFLICTS OF INTEREST	6

7	CONFIDENTIALITY/PRIVACY	7

8	PROHIBITION AGAINST INSIDER TRADING	7

9	PERSONAL ACCOUNT DEALING	9

10	Appendix 1	10

1	INTRODUCTION

TrailStone Commodity Trading US LLC (“TrailStone”), as a sub-adviser to Blackstone Alternative Multi-Strategy Fund, a registered investment company (the “Fund”), has adopted this Code of Ethics (the “Code”) to set forth the ethical and professional standards required of TrailStone and to demonstrate the commitment of TrailStone and its management to maintaining the trust and confidence of Blackstone Alternative Investment Advisors LLC (“BAIA”), the Fund, and the investors in the Fund, to upholding high standards of integrity and business ethics and professionalism, and to comply with legal and regulatory requirements.

In particular, this Code has been adopted in connection with the applicable provisions of Rule 17j-1(c) under the Investment Company Act of 1940 (the “1940 Act”).

As a sub-adviser to the Fund, TrailStone is required, pursuant to Rule 17j-1 under the 1940 Act, to adopt a written code of ethics that contains provisions reasonably necessary to prevent anyone from:

i.	employing any device, scheme, or artifice to defraud a Fund;

ii.

making any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, considering the circumstances under which they are made, not misleading;

iii.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

iv.	engaging in any manipulative practice with respect to a Fund.

The Code is applicable to each TrailStone Group employee(s) that is a “Relevant Person” (as defined below).

2	DEFINITIONS

For purposes of the Code, the following definitions shall apply:

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” A person is deemed to have “beneficial ownership” of any security in which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest.

“Control” Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% (twenty-five percent) of the voting securities of a company shall be presumed to control such company.

“Personal Account” means any account that may hold a security (including commodities) in which a Relevant Person has any beneficial ownership.

“Relevant Person” means any TrailStone Group employee who:

a)	trades on behalf of the Fund; or

b)	managers of the Fund portfolio; or

c)	provides investment advice to the Fund; or

d)	has access to the information of the holdings of the Fund.

3	DUTY TO REPORT VIOLATIONS OF THIS CODE, SANCTIONS AND ACKNOWLEDGEMENT

Relevant Persons are required to report promptly any violation or potential violation of the Code to the Compliance department (“Compliance”). Any such report shall be maintained in confidence and no retaliation shall be made against the individual for making a report.

1.	Possible Sanctions

Possible sanctions for violation of this Code may include, but need not be limited to, verbal or written warnings, reversal of trades or reallocation of trades to client accounts, disgorgement of profits, suspension or termination of trading or investment privileges, monetary penalty, heightened supervision, job modification, suspension or termination, and/or civil or criminal referral to the appropriate governmental authority.

2.	Acknowledgement

Relevant Persons must read, understand, and adhere to this Code as well as any amendments or changes to the Code. Relevant Persons are required to sign an acknowledgement each year that they have read the entire Code, and from time-to-time, any amendments, and have had an opportunity to review any portions with their supervisor and the Compliance department (the “Acknowledgement”).

By signing the Acknowledgement, each signatory agrees to perform fully all applicable responsibilities and to comply with all applicable restrictions, limitations, and requirements set forth in this Code and acknowledge that any such failure may result in disciplinary action, up to and including termination. Failure to comply with the terms of this Code may also subject TrailStone, responsible supervisors, and involved individuals to fines, penalties, and potentially criminal liability in addition to significant reputational harm and regulatory sanctions. From time-to-time, any recipient of this Code may be asked to certify his or her continued compliance with the applicable terms and/or with any other applicable restrictions, limitations, or requirements and to sign an Acknowledgement with respect to any amendments hereto.

The Acknowledgement can be found in Appendix 1 at the end of this Code. Each recipient is required to return the completed Acknowledgement to Compliance.

4	GENERAL PROHIBITIONS

Any “Relevant Persons”, in connection with any fund activity shall not:

(i)	employ any device, scheme or artifice to defraud the Fund;

(ii)

make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund;

(iv)	engage in any manipulative practice with respect to the Fund;

(v)	enter into any transaction based on material non-public information, or communicate material non-public information to others in violation of the law; or

(vi)

execute a transaction which is intended to result in market manipulation, including but not limited to, a transaction intended to raise, lower or maintain the price of any commodity or to create a false appearance of active trading.

5	GENERAL STANDARD OF CONDUCT

TrailStone is committed to maintaining the trust and confidence of its clients and investors, to upholding high standards of integrity and business ethics and professionalism, and to compliance with legal and regulatory requirements and its own internal policies and procedures.

The general standard of conduct required by all Relevant Persons reflects several underlying requirements including:

•	the fiduciary duty owed by TrailStone and such Relevant Person to the Fund;

•	TrailStone’s intent to adhere to good business practices;

•	applicable legal and regulatory requirements;

•	TrailStone’s own internal policies and procedures; and

•	representations that TrailStone has made to the Fund in agreements or other written materials.

1.	Fiduciary Duty

TrailStone and each Relevant Person owe a fiduciary duty to the Fund. This fiduciary duty requires TrailStone and all Relevant Persons:

(i)	to provide advice to the Fund that is in the best interest of the Fund;

(ii)	to seek best execution of transactions where TrailStone and the Relevant Person have responsibility to select executing broker-dealers;

(iii)	to provide advice and monitoring over the course of TrailStone’s relationship with the Fund; and

(iv)	place the interests of the Fund over the interests of TrailStone and such Relevant Person’s own interests.

2.	Adherence to Good Business Practices

TrailStone expects Relevant Persons to adhere to the principles of good business practice. At a minimum, this requires Relevant Persons to engage in fair and honest conduct in all their dealings and to perform their functions and meet their responsibilities with a degree of professionalism reasonable to the circumstances.

3.	Compliance with Applicable Federal Securities Laws and Other Requirements

Inherent in the above standard is the requirement that TrailStone and the Relevant Persons comply at all times with all applicable laws and regulations as well as TrailStone’s own internal policies and procedures.

While many applicable legal and regulatory requirements are reflected in this Code or TrailStone’s other policies and procedures, Relevant Persons should not assume that this Code contains a comprehensive set of all relevant laws and regulations. Relevant Persons are responsible for knowing and understanding the legal and regulatory requirements applicable to their activities. For this reason, TrailStone expects Relevant Persons to stay current with respect to applicable regulatory and statutory developments.

4.	Client Representations

TrailStone and all Relevant Persons are also expected to comply with any written representations that TrailStone has made to its clients, including representations that are made in formal agreements between TrailStone and its clients (including the Fund and/or BAIA). This is particularly relevant with respect to adherence to stated objectives and constraints applicable to a portfolio. Relevant Persons tasked with managing client relationships are responsible for memorializing, in writing, any material oral representations made to clients and prospective clients.

5.	Market Rumors

No officer or employee of TrailStone shall originate or, except as permitted below, circulate in any manner a false or misleading rumor for the purpose of influencing the market price of a security or commodity interest. A statement that is clearly an expression of an individual’s or TrailStone’s opinion, such as an analyst’s view, is not considered to be a rumor, and is excluded from these restrictions.

Where a legitimate business reason exists for discussing a rumor, for example where a client is seeking an explanation for an erratic price movement which could be explained by the rumor, care should be taken to ensure that the rumor is communicated in a manner that:

(i)	sources the origin of the information (where possible);

(ii)	gives it no additional credibility or embellishment;

(iii)	makes clear that the information is a rumor; and

(iv)	makes clear that the information has not been verified.

If in doubt, Relevant Persons should consult with Compliance regarding questions about the appropriateness of any communications about specific securities.

6	CONFLICTS OF INTEREST

1.	General Statement of Policy

Relevant Persons must be diligent with respect to the possibility of conflicts of interest, whether real or apparent, in transactions with clients, including the Fund. This includes conflicts between the interest of TrailStone or its Relevant Persons and its clients, and conflicts between two client accounts. As a general matter, conflicts should be avoided where practicable. Where they cannot be avoided, it will generally be the case that a conflict must be mitigated as much as possible and then fully and fairly disclosed to the client, such that the client can make an informed investment decision and, where applicable, provide an informed consent. When in doubt, Relevant Persons should contact their supervisor or the General Counsel for advice.

7	CONFIDENTIALITY/PRIVACY

1.	General Statement of Policy – Confidentiality

Relevant Persons have a duty to safeguard and treat as confidential all non-public information concerning TrailStone, BAIA, the Fund, investors in the Fund, and other clients of TrailStone, and all transactions in which TrailStone or its clients are involved. This includes all information concerning a client’s financial circumstances and holdings, and advice furnished to the client. Moreover, Relevant Persons may only use TrailStone or client information within the scope of their employment and, accordingly, may not appropriate such information for their own use or benefit or the use or benefit of any third party.

2.	Sharing of Information Within TrailStone

Relevant Persons should only share client or proprietary information within TrailStone with individuals that have a legitimate business need for knowing the information. In addition, employees should not share information in violation of any information walls implemented by TrailStone as a means of isolating certain kinds of sensitive information within TrailStone so that it is not available to employees that perform “public” functions, such as the making of recommendations or giving of advice with respect to trading. Relevant Persons should bring to the attention of Compliance any attempt by other personnel to solicit or obtain client or proprietary information for which they do not have a legitimate business need.

8	PROHIBITION AGAINST INSIDER TRADING

1.	TrailStone’s Policy – Insider Trading

It is unlawful for any person to trade on one’s own behalf or on behalf of others, or to “tip” or recommend trading in securities on the basis of material non-public (i.e., inside) information concerning an issuer or to pass such information to others improperly. Relevant Persons that become aware of material non-public information must promptly contact Compliance and otherwise comply with the requirements of Subsection 3 below.

2.	Recognizing Material Non-public Information

i.	Non-public Information

Typically, for purposes of the U.S. securities laws, information is considered “non-public” if the information has not been broadly disseminated to investors in the marketplace such as by releasing the information over the news wires, disclosing it in public filings (e.g., Forms 10-K or 10-Q) or otherwise disseminating it in a manner that makes it fully available to investors and a reasonable time has elapsed to allow such dissemination.

ii.	Materiality

Information is considered “material” if:

1)	there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision; or

2)	a reasonable investor would consider it as having significantly altered the total mix of information relating to the issuer’s securities.

Generally, this includes any information the disclosure of which would have a meaningful effect on the price of an outstanding security.

Determining materiality is a fact-specific inquiry, requiring a careful assessment of the inferences a reasonable person would draw from a given set of facts. In general, Relevant Persons are encouraged to err on the side of caution when assessing whether a piece of information is material and non-public.

When in doubt and because assessments of materiality are necessarily highly fact-specific, Relevant Persons should err on the side of caution and treat the matter in question as material and bring such matter to the attention of Compliance for further consideration.

3.	Maintenance of Restricted and Watch List

Compliance is responsible for maintaining the Restricted and Watch Lists (as defined below).

The Restricted List generally may be disclosed to Relevant Persons and consists of a list of issuers (e.g., companies), in which Relevant Persons and their immediate family members (e.g. wife, husband, brother, sister, daughter, son) are prohibited from trading, absent an exemption from such restriction (the “Restricted List”).

The Watch List generally is not disclosed to Relevant Persons and consists of a list of issuers as to which a limited or select group of Relevant Persons may be in possession of material non-public material information or other sensitive information (the “Watch List”). However, Compliance share the Watch List with certain Relevant Persons as necessary to further the purposes of this Code or for other purposes Compliance deems necessary or appropriate. The Restricted and Watch Lists are maintained separately.

As a general matter, Compliance shall be responsible for the determination to add or remove an issuer from any of the Restricted List, the Watch List, or any other lists deemed necessary to comply with these provisions of the Code.

4.	Reporting of Insider Trading Activity

Relevant Persons are required to immediately report to Compliance any activity related to a client or client-related account or employee or employee-related account that appears to be based upon material non-public information.

9	PERSONAL ACCOUNT DEALING

1.	General Policy.

To avoid potential conflicts of interest between a Relevant Person’s Personal Account dealing and that of a client and/or TrailStone, Relevant Persons are prohibited from trading any commodity derivative contracts1 (including in the UK spread betting contracts) for their Personal Accounts, with the exception of when the transactions are part of an Automatic Investment Plan owned by a Relevant Person.

Exchange Traded Funds and Notes which represent returns on commodities are not considered derivative contracts for the purpose of this Code.

2.	Procedure

Relevant Persons are obliged to disclose to Compliance any material transactions or relationships2 that could give rise to any conflicts with a client account. All actions in relation to such transactions or relationships are strictly prohibited unless and until they are approved by Compliance in writing.

[1]	For example, WTI futures, Brent Futures and Henry Hub futures.
[2]	For example, a wife, brother, sister or husband who works at a client of TrailStone.

10	Appendix 1

Acknowledgment and Annual Attestation

This acknowledgement must be signed and returned to the Compliance department.

I hereby acknowledge that I have read the Code of Ethics for TrailStone Commodity Trading US, LLC (the “Code”). By signing below, I agree to perform fully in accordance with such provisions of the Code as are applicable to me, including the requirement that I promptly report to Compliance any violation of the Code of which I become aware. I understand that my failure to fully comply with all applicable provisions may subject me to disciplinary action up to and including termination and can also subject me to fines, penalties, and potential criminal liability, and may result in significant reputational harm.

I confirm that I do not hold any commodity derivatives in any Personal Account, excluding those held in an Automatic Investment Plan.

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Signature / Date